Imprimis Pharmaceuticals Announces Preliminary Revenue for Third Quarter 2015

San Diego, CA – October 20, 2015 -- Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a pharmaceutical company focused on the development and commercialization of proprietary compounded drug formulations, today announced that estimated revenue for its third quarter ending September 30, 2015 is approximately $2.7 million, over a 500% increase compared to $0.4 million reported in the third quarter 2014, and representing over a 35% increase compared to revenues of $1.97 million in second quarter 2015. This revenue estimate, which is unaudited, is based on the company’s preliminary financial analysis.

Mark L. Baum, CEO, stated, “Demand for our Dropless Therapy™ and LessDrops™ combination topical eye drops continue to be strong and revenues for ophthalmology business are in line with our projections. While we are pleased that -- for the fourth quarter in a row -- our revenues have increased at least 25% quarter over quarter, our previous year-end revenue guidance for 2015 was dependent on the successful execution of our urology strategy during the third quarter. We remain confident about the future growth of our urology business; however, the growth in this business is approximately 60 days behind our initial projection and the delay has caused us to lower our 2015 revenue guidance. Importantly, we have developed and initiated an aggressive execution strategy that should fuel this business to get back on track to where we believe it should be performing. The opportunities for our ophthalmology, urology and sinus businesses are significant and we expect to see substantial revenue growth for Imprimis in 2016 and beyond.”

Financial Outlook and Guidance

Imprimis now projects total revenue for 2015 to be approximately $9 - $11 million, compared to revenues of $1.6 million reported in 2014. Complete financial results for the third quarter 2015 and a business update will be announced on November 12, 2015 and discussed in a conference call following the close of market the same day.

Third Quarter Results Conference Call and Webcast

Imprimis will release its third quarter 2015 financial results on Thursday, November 12, 2015 and host a conference call on the same day at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its financial results and report on recent business activities. The conference call and webcast will be open to all listeners and a question and answer session will follow the prepared remarks.

To participate in this event, dial 877-407-8035 domestically or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at www.investorcalendar.com/IC/CEPage.asp?ID=174457, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at www.investorcalendar.com/IC/CEPage.asp?ID=174457 or at the company’s website. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13614752. The replay will be available until December 13, 2015.

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a national leader in the development, production and dispensing of novel compounded pharmaceuticals. The company’s business primarily consists of four therapeutic segments including ophthalmology, urology, sinus and integrative medicine. Imprimis dispenses compounded pharmaceuticals in all 50 states from four facilities located in California, Texas, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisPharma.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its formulations; risks related to its compounding pharmacy operations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704.4587